                                                                   EXHIBIT n.1.

           Consent of Independent Registered Public Accounting Firm
           ________________________________________________________

The Board of Directors
MetLife Insurance Company of Connecticut:

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information. Our reports on MetLife Insurance Company of Connecticut and subsidiaries (formerly The Travelers Insurance Company) refer to changes in the Company's methods of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004 and for variable interest entities in 2003.

/s/ KPMG LLP

Hartford, Connecticut
September 21, 2006